Exhibit 99.1

SELECT ENERGY SERVICES ANNOUNCES ACQUISITION OF BREAKWATER ENERGY PARTNERS, REPORTS THIRD QUARTER 2022 FINANCIAL RESULTS AND PROVIDES OTHER OPERATIONAL & ACQUISITION UPDATES

Revenue of $375 million generated during the third quarter of 2022, up 12% sequentially from the second quarter of 2022

Net income of $24.7 million & Adjusted EBITDA of $62.8 million during the third quarter of 2022, representing sequential increases of 70% and 32%, respectively

Acquired Breakwater Energy Partners, LLC ("Breakwater"), a leading provider of contracted water recycling and infrastructure solutions focused in the Permian Basin on November 1, 2022

Acquired Bakken Shale water gathering pipeline and disposal assets from Cypress Environmental Services, LLC ("Cypress") on November 1, 2022

HOUSTON, Nov. 2, 2022 /PRNewswire/ -- Select Energy Services, Inc. (NYSE: WTTR) ("Select" or the "Company"), a leading provider of sustainable water and chemical solutions to the energy industry, today announced the acquisitions of Breakwater and certain water gathering pipeline and disposal assets from Cypress, as well as its financial and operating results for the quarter ended September 30, 2022.

John Schmitz, Chairman of the Board, President and CEO, stated, "Our strong third quarter results, combined with our recent acquisitions, display our ability to execute on our strategy to improve and bolster the base business, advance our technology, sustainability and diversification efforts, and execute on strategic M&A. We progressed each of these initiatives while also commencing our previously announced regular quarterly dividend program. Reinforced by a steady activity backdrop, a challenging labor market and a tight equipment supply environment, we continue to capture market share and see pricing improvements across each of our segments. During the third quarter we achieved 12% sequential revenue growth and 59% incremental gross margins, resulting in significantly improved profitability with Net Income and Adjusted EBITDA growing 70% and 32%, respectively, quarter over quarter.

"Our Chemicals segment continues to produce record revenue and margins, we continue to improve efficiencies and gain market share in our Water Services segment, and our Water Infrastructure segment achieved quarterly revenue more than 10% above our previous pre-pandemic peak level. Overall, I'm very pleased with our financial and operational execution and believe we are well positioned to continue to improve the profitability of the business in the quarters to come.

"In addition to these improvements in the base business, we identified and completed the acquisition of Breakwater, a core Permian infrastructure, recycling and logistics business, to further our growth, consolidation and sustainability strategies, while our Cypress transaction adds to our infrastructure scale and development opportunities in the Bakken. With these additions, we have meaningfully enhanced our Water Infrastructure and Water Services footprints, and significantly expanded the capacity and reach of our sustainable recycling solutions. We expect to see immediately accretive benefits from both acquisitions and believe we have a meaningful opportunity to invest organically around the acquired operations and asset footprints as well.

"In Breakwater, we are acquiring one of the market leaders in advanced water recycling, infrastructure and logistics solutions focused in the Permian Basin. Importantly, we're also adding significant operational leadership depth to the organization and welcoming more than 300 new employees to the Select family. With a strategic portfolio of highly contracted recycling assets in the core of the Midland Basin, we believe Breakwater has developed one of the leading recycling footprints in the U.S. today. This footprint expands Select's recycling capabilities to nearly 3 million barrels of total daily capacity across fixed and mobile capabilities, while adding a number of new strategic customer relationships and strengthening existing relationships with new recycling opportunities. During the third quarter, we exceeded our full year 2022 target for produced water recycling volumes established in our sustainability-linked credit facility, while this acquisition positions us to quickly meet and meaningfully exceed our future targets as well. These recycling facilities also offer significant network flexibility via geographic and infrastructure interconnectedness, currently allowing for approximately 10 customers at any given time to deliver produced water and receive recycled water as demand ebbs and flows with their own activity needs, while reducing capital outlays and operating expenses for our customers.

"Through the Cypress acquisition, we've added a portfolio of strategic wastewater disposal facilities in North Dakota at an attractive value, further consolidating the Bakken region following our previous Agua Libre Midstream and Nuverra acquisitions. With more than 60% of the current volumes being delivered to these assets via contracted pipelines, we believe there is continued opportunity to expand and network the assets with our existing infrastructure footprint in the region.

"Additionally, I'm very confident in the strategic and clear financial benefits of these acquisitions. On a combined basis, the acquired operations from Breakwater and Cypress are expected to generate approximately $110 – $115 million of revenue and more than $30 million of Adjusted EBITDA on a 2022 full year basis, with a strong trajectory and room for growth in 2023.

"Ultimately, I am very pleased with our financial performance, supported by our recent acquisitions, pricing improvements, organic growth opportunities and our other strategic investments. I look forward to building upon our recent positive results, while meaningfully expanding our free cash flow generation in the quarters ahead. Supported by these factors, I am proud to have recently announced our first ever quarterly dividend payment of $0.05 per share for the third quarter of 2022. Returning capital to shareholders remains a core component of our overall capital allocation strategy and this represents an important commitment for Select," concluded Schmitz.

Consolidated Financial Information

Revenue for the third quarter of 2022 was $375.1 million as compared to $335.9 million in the second quarter of 2022 and $204.6 million in the third quarter of 2021. Net income for the third quarter of 2022 was $24.7 million as compared to $14.6 million in the second quarter of 2022 and a net loss of $14.2 million in the third quarter of 2021.

For the third quarter of 2022, gross profit was $58.8 million, as compared to $35.7 million in the second quarter of 2022 and $9.0 million in the third quarter of 2021. Total gross margin was 15.7% in the third quarter of 2022 as compared to 10.6% in the second quarter of 2022 and 4.4% in the third quarter of 2021. Gross margin before depreciation and amortization ("D&A") for the third quarter of 2022 was 22.8% as compared to 19.3% for the second quarter of 2022 and 15.6% for the third quarter of 2021.

Selling, general and administrative expense ("SG&A") during the third quarter of 2022 was $29.8 million as compared to $26.7 million during the second quarter of 2022 and $22.0 million during the third quarter of 2021. SG&A during the third and second quarters of 2022 and the third quarter of 2021 was impacted by non-recurring transaction costs of $0.7 million, $0.6 million and $2.4 million, respectively.

Adjusted EBITDA was $62.8 million in the third quarter of 2022 as compared to $47.7 million in the second quarter of 2022 and $15.1 million in the third quarter of 2021. Adjusted EBITDA during the third quarter of 2022 was impacted by a $3.3 million bargain purchase gain adjustment, $1.0 million of non-recurring transaction costs, $1.6 million of non-cash losses on asset sales, $0.1 million in lease abandonment costs, and $0.2 million in other adjustments. Non-cash compensation expense accounted for an additional $3.8 million adjustment during the third quarter of 2022. Please refer to the end of this release for reconciliations of gross profit before D&A (non-GAAP measure) to gross profit and of Adjusted EBITDA (non-GAAP measure) to net income (loss).

Business Segment Information

The Water Services segment generated revenues of $221.2 million in the third quarter of 2022 as compared to $196.0 million in the second quarter of 2022 and $112.5 million in the third quarter of 2021. Gross margin before D&A for Water Services was 22.8% in the third quarter of 2022 as compared to 19.4% in the second quarter of 2022 and 15.8% in the third quarter of 2021. Revenues for this segment improved 12.9% sequentially, supported by continued pricing improvements, resulting in strong 49% incremental gross margins before D&A. Looking at the fourth quarter of 2022, the Company expects to see relatively steady revenue and gross margins before D&A, as partial quarter contributions from Breakwater partially offset normal seasonal impacts to the base business.

The Water Infrastructure segment generated revenues of $74.4 million in the third quarter of 2022 as compared to $60.3 million in the second quarter of 2022 and $36.8 million in the third quarter of 2021. Gross margin before D&A for Water Infrastructure was 27.2% in the third quarter of 2022 as compared to 25.5% in the second quarter of 2022 and 22.5% in the third quarter of 2021. Revenues improved 23.4% sequentially, with 34% incremental gross margins before D&A, driven by significantly increased volumes at our recycling and disposal facilities, which more than offset modest decreases in our traditional water sourcing activities. For the fourth quarter of 2022, the Company anticipates low double digit percentage revenue growth, with gross margins before D&A in the high-20 percent range, as partial quarter contributions from our recent acquisitions complement our existing base business.

The Oilfield Chemicals segment generated revenues of $79.4 million in the third quarter of 2022 as compared to $79.6 million in the second quarter of 2022 and $55.4 million in the third quarter of 2021. Gross margin before D&A for Oilfield Chemicals was 18.8% in the third quarter of 2022 as compared to 14.6% in the second quarter of 2022 and 10.5% in the third quarter of 2021. While revenues held relatively flat sequentially, this segment generated significant margin improvement as the Company expanded its manufacturing focus on its higher margin, proprietary products to meet customer demand, while ceasing the manufacturing and distribution of several lower margin commoditized products. For the fourth quarter of 2022, the Company anticipates mid-single digit percentage revenue growth and relatively stable margins for the Oilfield Chemicals segment as the segment continues to perform well at its recent high water mark levels.

Cash Flow and Capital Expenditures

Cash flow from operations for the third quarter of 2022 was $5.4 million as compared to $11.1 million in the second quarter of 2022 and ($2.5) million in the third quarter of 2021. Cash flow from operations during the third quarter of 2022 was significantly impacted by a $54.2 million use of cash to fund the working capital needs of the business resulting from growing revenues and the systems integration efforts of recent acquisitions.

Net capital expenditures for the third quarter of 2022 were $16.1 million, comprised of $19.8 million of capital expenditures partially offset by $3.8 million of cash proceeds from asset sales, including the divestment of underutilized equipment and real estate from recently acquired businesses. Cash flow from operations less net capital expenditures was ($10.7) million during the third quarter of 2022.

Cash flow used in investing activities during the third quarter of 2022 included an incremental $2.5 million investment in ICE Thermal Solutions, LLC, while cash flow from financing activities accounted for $0.3 million of cash outflows.

Balance Sheet and Capital Structure

Total cash and cash equivalents were $13.2 million as of September 30, 2022 as compared to $25.7 million as of June 30, 2022. The Company had no borrowings outstanding under its sustainability-linked credit facility as of September 30, 2022 or June 30, 2022 or its prior credit facility as of December 31, 2021.

As of September 30, 2022 and June 30, 2022, the borrowing base under the sustainability-linked credit facility was $254.4 million and $216.5 million, respectively. The Company had available borrowing capacity under its sustainability-linked credit facility as of September 30, 2022 and June 30, 2022, of approximately $231.5 million and $195.6 million, respectively, after giving effect to $22.9 million and $20.9 million of outstanding letters of credit as of September 30, 2022 and June 30, 2022.

Total liquidity was $244.7 million as of September 30, 2022, as compared to $221.3 million as of June 30, 2022. The Company had 94,014,963 weighted average shares of Class A common stock outstanding and 16,221,101 weighted average shares of Class B common stock outstanding during the third quarter of 2022.

Breakwater Acquisition

On November 1, 2022, Select completed the acquisition of Breakwater Energy Partners, LLC through a stock-for-stock transaction. In connection with closing, Select issued a total of approximately 9.2 million shares of Select Class A common stock and repaid or assumed approximately $12.6 million of outstanding indebtedness and other obligations, subject to customary post-closing adjustments.

Breakwater is a leading provider of water infrastructure, recycling, transfer and disposal solutions to leading E&P customers in the Permian Basin, with complementary water logistics operations in the Eagle Ford Shale. Breakwater operates four commercial recycling facilities, supported by a portfolio of long-term contracts, with 0.6 million barrels per day of operational capacity. Breakwater has an incremental 1.4 million barrels per day of permitted recycling capacity available for development across its four currently operating fixed facilities as well as a fifth facility location yet to be developed. Additionally, Breakwater currently operates nine active modular recycling facilities with 1.5 million barrels per day of throughput capacity. These facilities are supported by 46 miles of gathering and distribution pipelines, 70,000 barrels per day of wastewater disposal capacity and 4.7 million barrels of storage capacity, with an additional 3.7 million barrels of permitted storage capacity available for development.

BofA Securities, Inc. acted as financial advisor and Vinson & Elkins acted as legal counsel to Select. Jefferies LLC acted as exclusive financial advisor and Locke Lord LLP acted as legal counsel to Breakwater.

Cypress Asset Acquisition

On November 1, 2022, Select completed the acquisition of a portfolio of water gathering pipeline and disposal assets in the Bakken Shale from Cypress Environmental Services, LLC. As consideration for the transaction, Select issued approximately 950,000 shares of Select Class A common stock. Cypress's water solutions operations consist of eight saltwater disposal facilities with daily permitted capacity of 85,000 barrels per day across North Dakota. The acquired business currently receives more than 60% of its daily volumes via pipelines and is supported by a number of long-term contracts with key customers in the region.

Conference Call

Select has scheduled a conference call on Thursday, November 3, 2022 at 11:00 a.m. Eastern time / 10:00 a.m. Central time. Please dial 201-389-0872 and ask for the Select Energy Services call at least 10 minutes prior to the start time of the call, or listen to the call live over the Internet by logging on to the website at the address https://investors.selectenergy.com/events-and-presentations/current. A telephonic replay of the conference call will be available through November 17, 2022 and may be accessed by calling 201-612-7415 using passcode 13733891#. A webcast archive will also be available at the link above shortly after the call and will be accessible for approximately 90 days.

About Select Energy Services, Inc.

Select is a leading provider of sustainable water and chemical solutions to the energy industry. These solutions are supported by the Company's critical water infrastructure assets, chemical manufacturing and water treatment and recycling capabilities. As a leader in sustainable water and chemical solutions, Select places the utmost importance on safe, environmentally responsible management of oilfield water throughout the lifecycle of a well. Additionally, Select believes that responsibly managing water resources throughout its operations to help conserve and protect the environment is paramount to the continued success of the Company. For more information, please visit Select's website, https://www.selectenergy.com/.

Cautionary Statement Regarding Forward-Looking Statements

All statements in this communication other than statements of historical facts are forward-looking statements which contain our current expectations about our future results. We have attempted to identify any forward-looking statements by using words such as "could," "believe," "anticipate," "expect," "intend," "project," "will," "estimate" and other similar expressions. Although we believe that the expectations reflected, and the assumptions or bases underlying our forward-looking statements are reasonable, we can give no assurance that such expectations will prove to be correct. Such statements are not guarantees of future performance or events and are subject to known and unknown risks and uncertainties that could cause our actual results, events or financial positions to differ materially from those included within or implied by such forward-looking statements. These risks and uncertainties include the risks that the benefits contemplated from our recent acquisitions may not be realized, the ability of Select to successfully integrate the acquired businesses' operations, including Breakwater's employees, and realize anticipated synergies and cost savings and the potential impact of the consummation of the acquisitions on relationships, including with employees, suppliers, customers, competitors and creditors. Factors that could materially impact such forward-looking statements include, but are not limited to: the severity and duration of world health events, including the COVID-19 pandemic, which had a negative impact on our business; the global macroeconomic uncertainty related to the Russia-Ukraine war; actions by the members of OPEC+ with respect to oil production levels and announcements of potential changes in such levels, including the ability of the OPEC+ countries to agree on and comply with supply limitations; operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; the level of capital spending and access to capital markets by oil and gas companies, trends and volatility in oil and gas prices, and our ability to manage through such volatility; and other factors discussed or referenced in the "Risk Factors" section of our most recent Annual Report on Form 10-K and those set forth from time to time in our other filings with the SEC. Investors should not place undue reliance on our forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

WTTR-ER

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) (in thousands, except share and per share data)

	Three months ended			Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2021	September 30, 2022	September 30, 2021
Revenue
Water Services	$221,243	$195,996	$112,474	$580,845	$253,348
Water Infrastructure	74,396	60,284	36,787	193,234	107,916
Oilfield Chemicals	79,433	79,623	55,372	231,665	148,228
Total revenue	375,072	335,903	204,633	1,005,744	509,492
Costs of revenue
Water Services	170,845	158,060	94,667	465,951	227,736
Water Infrastructure	54,197	44,939	28,494	143,514	81,130
Oilfield Chemicals	64,519	67,988	49,583	194,670	132,103
Other	(1)	1	—	—	—
Depreciation and amortization	26,672	29,253	22,904	82,425	65,572
Total costs of revenue	316,232	300,241	195,648	886,560	506,541
Gross profit	58,840	35,662	8,985	119,184	2,951
Operating expenses
Selling, general and administrative	29,782	26,695	22,044	84,792	57,828
Depreciation and amortization	543	526	562	1,636	1,835
Lease abandonment costs	83	162	154	336	480
Total operating expenses	30,408	27,383	22,760	86,764	60,143
Income (loss) from operations	28,432	8,279	(13,775)	32,420	(57,192)
Other income (expense)
(Loss) gain on sales of property and equipment and divestitures, net	(479)	731	315	1,905	(1,921)
Interest expense, net	(616)	(494)	(419)	(1,830)	(1,254)
Foreign currency (loss) gain, net	(6)	(6)	(6)	(9)	1
Bargain purchase gain	(3,273)	5,607	—	13,768	—
Other	1,153	875	(222)	2,277	(956)
Income (loss) before income tax (expense) benefit	25,211	14,992	(14,107)	48,531	(61,322)
Income tax (expense) benefit	(276)	(182)	32	(672)	211
Equity in losses of unconsolidated entities	(218)	(229)	(129)	(576)	(129)
Net income (loss)	24,717	14,581	(14,204)	47,283	(61,240)
Less: net (income) loss attributable to noncontrolling interests	(3,393)	(2,078)	2,160	(6,654)	9,522
Net income (loss) attributable to Select Energy Services, Inc.	$21,324	$12,503	$(12,044)	$40,629	$(51,718)

Net income (loss) per share attributable to common stockholders:
Class A—Basic	$0.23	$0.13	$(0.14)	$0.44	$(0.60)
Class B—Basic	$—	$—	$—	$—	$—

Net income (loss) per share attributable to common stockholders:
Class A—Diluted	$0.22	$0.13	$(0.14)	$0.43	$(0.60)
Class B—Diluted	$—	$—	$—	$—	$—

SELECT ENERGY SERVICES, INC. CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

	September 30, 2022	December 31, 2021
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$13,222	$85,801
Accounts receivable trade, net of allowance for credit losses of $4,891 and $4,401, respectively	388,797	232,824
Accounts receivable, related parties	303	219
Inventories	40,314	44,456
Prepaid expenses and other current assets	37,334	31,486
Total current assets	479,970	394,786
Property and equipment	1,018,402	943,515
Accumulated depreciation	(591,340)	(551,727)
Total property and equipment, net	427,062	391,788
Right-of-use assets, net	48,275	47,732
Other intangible assets, net	100,455	108,472
Other long-term assets, net	16,639	7,414
Total assets	$1,072,401	$950,192
Liabilities and Equity
Current liabilities
Accounts payable	$55,844	$36,049
Accrued accounts payable	64,861	52,051
Accounts payable and accrued expenses, related parties	3,775	1,939
Accrued salaries and benefits	21,704	22,233
Accrued insurance	21,520	13,408
Sales tax payable	2,863	2,706
Accrued expenses and other current liabilities	21,957	19,544
Current operating lease liabilities	16,957	13,997
Current portion of finance lease obligations	19	113
Total current liabilities	209,500	162,040
Long-term operating lease liabilities	48,552	53,198
Other long-term liabilities	44,947	39,780
Total liabilities	302,999	255,018
Commitments and contingencies
Class A common stock, $0.01 par value; 350,000,000 shares authorized and 98,097,930 shares issued and outstanding as of September 30, 2022; 350,000,000 shares authorized and 94,172,920 shares issued and outstanding as of December 31, 2021	981	942
Class A-2 common stock, $0.01 par value; 40,000,000 shares authorized; no shares issued or outstanding as of September 30, 2022 and December 31, 2021	—	—
Class B common stock, $0.01 par value; 150,000,000 shares authorized and 16,221,101 shares issued and outstanding as of September 30, 2022 and December 31, 2021	162	162
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding as of September 30, 2022 and December 31, 2021	—	—
Additional paid-in capital	977,063	950,464
Accumulated deficit	(318,843)	(359,472)
Total stockholders' equity	659,363	592,096
Noncontrolling interests	110,039	103,078
Total equity	769,402	695,174
Total liabilities and equity	$1,072,401	$950,192

SELECT ENERGY SERVICES, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited) (in thousands)

	Three months ended		Nine months ended
	September 30, 2022	June 30, 2022	September 30, 2022	September 30, 2021
Cash flows from operating activities
Net income (loss)	$24,717	$14,581	$47,283	$(61,240)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	27,215	29,779	84,061	67,407
Loss (gain) on disposal of property and equipment and divestitures	479	(731)	(1,905)	1,921
Equity in losses of unconsolidated entities	218	229	576	129
Bad debt expense (recovery)	828	692	2,091	(651)
Amortization of debt issuance costs	122	123	539	516
Inventory write-downs	(801)	189	(612)	139
Equity-based compensation	3,804	3,944	11,023	6,248
Bargain purchase gain	3,273	(5,607)	(13,768)	—
Unrealized (gain) loss on short-term investment	(40)	—	—	1,406
Other operating items, net	(232)	(577)	(710)	(309)
Changes in operating assets and liabilities
Accounts receivable	(51,815)	(43,031)	(141,468)	(32,509)
Prepaid expenses and other assets	(5,820)	1,066	(200)	(10,284)
Accounts payable and accrued liabilities	3,413	10,425	10,983	13,331
Net cash provided by (used in) operating activities	5,361	11,082	(2,107)	(13,896)
Cash flows from investing activities
Purchase of property and equipment	(19,839)	(15,513)	(50,815)	(29,925)
Investment in note receivable	—	—	—	(1,101)
Purchase of equity method investments	(2,500)	(800)	(6,767)	(2,200)
Collection of note receivable	—	—	184	—
Distribution from cost method investment	—	40	60	120
Acquisitions and divestitures	984	(1,084)	6,412	(18,644)
Proceeds received from sales of property and equipment	3,750	5,560	21,433	6,491
Net cash used in investing activities	(17,605)	(11,797)	(29,493)	(45,259)
Cash flows from financing activities
Borrowings from revolving line of credit	52,000	10,000	82,000	—
Payments on revolving line of credit	(52,000)	(10,000)	(82,000)	—
Payments on long-term debt	—	—	(18,780)	—
Payments of finance lease obligations	(5)	(42)	(108)	(238)
Payment of debt issuance costs	—	(113)	(2,144)	—
Proceeds from share issuance	10	13	35	43
Distributions to noncontrolling interests	—	—	—	(1,074)
Repurchase of common stock	(272)	(787)	(19,967)	(1,206)
Net cash used in financing activities	(267)	(929)	(40,964)	(2,475)
Effect of exchange rate changes on cash	(9)	(13)	(15)	4
Net decrease in cash and cash equivalents	(12,520)	(1,657)	(72,579)	(61,626)
Cash and cash equivalents, beginning of period	25,742	27,399	85,801	169,039
Cash and cash equivalents, end of period	$13,222	$25,742	$13,222	$107,413

Comparison of Non-GAAP Financial Measures

EBITDA, Adjusted EBITDA, gross profit before depreciation and amortization (D&A) and gross margin before D&A are not financial measures presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"). We define EBITDA as net income (loss), plus interest expense, income taxes and depreciation and amortization. We define Adjusted EBITDA as EBITDA plus/(minus) loss/(income) from discontinued operations, plus any impairment charges or asset write-offs pursuant to GAAP, plus non-cash losses on the sale of assets or subsidiaries, non-recurring compensation expense, non-cash compensation expense, and non-recurring or unusual expenses or charges, including severance expenses, transaction costs, or facilities-related exit and disposal-related expenditures, plus/(minus) foreign currency losses/(gains) and plus/(minus) losses/(gains) on unconsolidated entities less bargain purchase gains from business combinations. We define gross profit before D&A as revenue less cost of revenue, excluding cost of sales D&A expense. We define gross margin before D&A as gross profit before D&A divided by revenue. EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A are supplemental non-GAAP financial measures that we believe provide useful information to external users of our financial statements, such as industry analysts, investors, lenders and rating agencies because it allows them to compare our operating performance on a consistent basis across periods by removing the effects of our capital structure (such as varying levels of interest expense), asset base (such as depreciation and amortization) and non-recurring items outside the control of our management team. We present EBITDA, Adjusted EBITDA, gross profit before D&A and gross margin before D&A because we believe they provide useful information regarding the factors and trends affecting our business in addition to measures calculated under GAAP.

Net income (loss) is the GAAP measure most directly comparable to EBITDA and Adjusted EBITDA. Gross profit is the GAAP measure most directly comparable to gross profit before D&A. Our non-GAAP financial measures should not be considered as alternatives to the most directly comparable GAAP financial measure. Each of these non-GAAP financial measures has important limitations as an analytical tool due to exclusion of some but not all items that affect the most directly comparable GAAP financial measures. You should not consider EBITDA, Adjusted EBITDA or gross profit before D&A in isolation or as substitutes for an analysis of our results as reported under GAAP. Because EBITDA, Adjusted EBITDA and gross profit before D&A may be defined differently by other companies in our industry, our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents a reconciliation of EBITDA and Adjusted EBITDA to our net income (loss), which is the most directly comparable GAAP measure for the periods presented:

	Three months ended,
(unaudited) (in thousands)	September 30, 2022	June 30, 2022	September 30, 2021

Net income (loss)	$24,717	$14,581	$(14,204)
Interest expense, net	616	494	419
Income tax expense (benefit)	276	182	(32)
Depreciation and amortization	27,215	29,779	23,466
EBITDA	52,824	45,036	9,649
Non-cash compensation expenses	3,804	3,944	2,302
Nonrecurring severance expenses	—	—	—
Non-cash loss on sale of assets or subsidiaries	1,608	1,013	189
Nonrecurring transaction costs	965	2,879	2,709
Lease abandonment costs	83	162	154
Bargain purchase gain	3,273	(5,607)	—
Equity in losses of unconsolidated entities	218	229	129
Foreign currency loss, net	6	6	6
Adjusted EBITDA	$62,781	$47,662	$15,138

The following table presents a reconciliation of gross profit before D&A to total gross profit (loss), which is the most directly comparable GAAP measure, and a calculation of gross margin before D&A for the periods presented:

	Three months ended,
(unaudited) (in thousands)	September 30, 2022	June 30, 2022	September 30, 2021
Gross profit (loss) by segment
Water services	$33,471	$22,567	$4,109
Water infrastructure	12,728	3,907	1,433
Oilfield chemicals	12,640	9,188	3,443
Other	1	(1)	—
As reported gross profit	58,840	35,661	8,985

Plus depreciation and amortization
Water services	16,927	15,369	13,698
Water infrastructure	7,471	11,438	6,860
Oilfield chemicals	2,274	2,447	2,346
Other	—	—	—
Total depreciation and amortization	26,672	29,254	22,904

Gross profit before D&A	$85,512	$64,915	$31,889

Gross profit (loss) before D&A by segment
Water services	50,398	37,936	17,807
Water infrastructure	20,199	15,345	8,293
Oilfield chemicals	14,914	11,635	5,789
Other	1	(1)	—
Total gross profit before D&A	$85,512	$64,915	$31,889

Gross margin before D&A by segment
Water services	22.8%	19.4%	15.8%
Water infrastructure	27.2%	25.5%	22.5%
Oilfield chemicals	18.8%	14.6%	10.5%
Other	n/a	n/a	n/a
Total gross margin before D&A	22.8%	19.3%	15.6%

Contacts:	Select Energy Services
Chris George – Senior Vice President, Corporate Development, Investor Relations & Sustainability
(713) 296-1073
IR@selectenergyservices.com

Dennard Lascar Investor Relations
Ken Dennard
(713) 529-6600
WTTR@dennardlascar.com